Exhibit 107.1
Calculation of Filing Fee Tables
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Capital One Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $0.01 per share(1)	Rule 457(c) and Rule 457(h)	20,000,000 shares	$142.45	$2,849,000.00	$147.60 per $1,000,000	$420,512.40
Total Offering Amounts					$2,849,000.00		$420,512.40
Total Fee Offsets (4)							-
Net Fee Due							$420,512.40

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of Capital One’s outstanding Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act. The price and fee are computed based upon the average of the high and low sale prices of Capital One’s Common Stock on May 2, 2024, as reported on the New York Stock Exchange.

(3) Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.00014760 and the proposed maximum aggregate offering price.

(4) The Registrant does not have any fee offsets.